Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Y-mAbs Therapeutics, Inc. (the “Company”), located at 230 Park Avenue, Suite 3350, New York, NY 10169, and its employee, Claus Juan Møller San Pedro (“Employee”), who resides at [***].

WHEREAS, Employee has been employed by the Company as Chief Executive Officer since March 1, 2016 under the terms of a Service Agreement, dated January 3, 2016 (“Service Agreement”); and

WHEREAS, in consideration for Employee’s execution of this Agreement and other consideration set forth herein, the Company shall treat Employee’s termination as one “without cause” under the Service Agreement and the Company’s 2015 and 2018 Equity Incentive Plans; and

WHEREAS, the parties have reached certain mutual agreements and understandings with respect to the termination of Employee’s employment with the Company, and desire to settle fully and finally any claims, disputes and obligations relating to Employee’s employment with the Company and the termination thereof.

NOW, THEREFORE, IT IS HEREBY AGREED THAT:

1.Notice Period/Transition/Termination of Employment. Employee’s active duties with the Company ended on April 24, 2022 (“Termination Date”). Employee shall be paid his full salary through May 31, 2022. No later than the next pay period after the Effective Date of this Agreement as provided for in Paragraph 17(b) below, the Company shall reinstate Employee to payroll with Y-mAbs Therapeutics A/S (“Y-mAbs Denmark”), retroactive to May 31, 2022, and Y-mAbs Denmark shall provide him with monthly payments of his salary for the 12-month notice period (“Notice Period”) on the last business day of each month, less applicable withholdings and deductions, as specified in Paragraph 10.1 of the Service Agreement for termination without cause. During the Notice Period, Employee will not be entitled to any employee benefits other than those provided in Paragraph 6 of the Service Agreement, as provided for in Paragraph 21 below, and continuation of health insurance benefits as currently provided. During the Notice Period, Employee will be an employee of Y-mAbs Denmark but placed on paid leave during which he will not be expected to perform any duties for Y-mAbs Denmark or the Company, provided, however, that he will remain available to answer questions and to assist with the transition of any matters in which Employee was working, as well as any to perform other services reasonably requested by the Company.

2.Duty of Loyalty. During the Notice Period, the duty of loyalty (good faith and fair dealing) applies in full and for that reason, the Employee is in every respect and in every context required to act in good faith vis-à-vis the Company/the Y-mAbs Therapeutics group of companies and is during the Notice Period precluded from 1) having business related contact of any kind (which for the avoidance of doubt includes affiliation of any kind, e.g., employment, consultancy work etc.) with the employees, customers, agents, suppliers and other business partners etc. of the Company/ the Y-mAbs Therapeutics group of companies and 2) establishing an independent business and/or take up new employment in companies that – directly or indirectly - competes with the activities of the Company/ the Y-mAbs Therapeutics group of companies. For clarity, with the prior written approval of the Company or the Board (which will not be unreasonably withheld and will be provided, if at all, within five (5) business days after a written request from the Employee), the Employee may work as consultant for HBM Healthcare Investments on non-Y-mAbs related matters, commence employment or a consultancy with another non-competitive business entity, or set up his own business, provided that he observes the duty of loyalty and limitations described above (collectively, “Approved Business Endeavors”). Employee’s salary payments during the Notice Period will not be subject to set-off against any earnings from Approved Business Endeavors.

3.Bonus Pay. Employee will receive a bonus of $202,500, less applicable withholdings and deductions (“Bonus”). The Bonus will be paid out by Y-mAbs Denmark in early 2023 at the same time that bonuses for the 2022 calendar year are paid to other Executive Management team members.

4.Separation Pay. In further consideration for Employee’s execution of this Agreement, following the Notice Period, and provided the Agreement has become effective and not breached, Y-mAbs Denmark shall pay Employee his full salary for twelve (12) months as provided in Paragraph 10.1 of the Service Agreement for terminations without cause in one lump sum payment within thirty (30) days from the Notice Period end date, in the total amount of $679,300, less applicable withholdings and deductions (“Severance Pay”).

5.Vacation and Vacation Pay. The Employee agrees to take any accrued or earned but unused holidays or working days off during the Notice Period. The Employee is not entitled to any holiday pay (feriegodtgorelse) under the Danish Holiday Act.

6.Payment Currency. Amounts payable to the Employee under this Agreement with respect to periods ending on May 31, 2022 will be paid in accordance with the usual salary split, meaning that 60% of the amount is paid in USD from the Company and 40% is paid out of Y-mAbs Denmark in Danish kroner (DKK). Amounts payable to the Employee under this Agreement with respect to periods following May 31, 2022 will be paid 100% out of Y-mAbs Denmark in DKK. The exchange rate for conversion of payments to be made in DKK will be determined semi-annually each 31 December and 30 June of each year (each an “Exchange Rate Date”) and such conversion rate will apply to all payments made thereafter and until the following Exchange Rate Date.

7.Insider Trading Compliance Policy. Employee acknowledges and agrees that the Company’s Insider Trading Compliance Policy shall continue to apply to the Employee until August 24, 2022. Notwithstanding the foregoing, the Employee has been informed that irrespective thereof (i) he may not buy or sell securities of the Company while in possession of material non-public information that he has obtained in connection with his service as an officer or director of the Company or otherwise, (ii) he may not furnish (“tip”) material non-public information about the Company to any person who might trade on the information and (iii) Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, any filing obligations and short swing profit limitations thereunder, may remain applicable to the Employee for up to six (6) months following the termination of service.

8.Health Insurance Benefit. Employee is not insured under the laws of the United States and receives his health insurance coverage under the laws of Denmark. During the Notice Period, Employee will continue to be eligible for health insurance under the same terms as during his employment, with the same deduction or payment made from his monthly salary.

9.Stock Options. In further consideration of Employee’s execution of this Agreement and provided the Agreement has become effective, the Company shall allow Employee to continue vesting in all of his stock options which have been granted but not vested as of the Effective Date and consistent with a termination without cause under the Equity Incentive Plan. The Company permits the Employees to transfer his stock options to a holding company wholly owned and controlled by the Employee.

10.Housing Allowance/Travel Expenses. Employee shall be entitled to the monthly cash housing allowance provided in Paragraph 5.5 of the Service Agreement until the end of the lease term of his residential property located in New York which ended in July 2022. The Company agrees to pay/reimburse for the round-trip airfare (business) CPH-NYC that the Employee made to empty and vacate his apartment when the lease terminated.

11.Duty of Confidentiality and Restrictive Covenants. All provisions of Paragraphs 4.1 through 4.9 of the Service Agreement pertaining to the Employee’s duty of confidentiality and (subject to mandatory applicable local Danish law limitations, if any) Paragraph 15.1 through 15.5 of the Service Agreement regarding employment and post- employment restrictions, remain in full force and effect for the full term thereof, (i.e., the Non-Competition Period (as defined therein) of 6 months following the expiry of the Notice Period) and such restrictions and confidentiality obligations are incorporated into this Agreement as if fully set forth herein.

12.Benefits Not Otherwise Entitled To / Consideration. Employee acknowledges that treatment of his termination as one without cause under the Service Agreement and Equity Incentive Plan, payment for the Notice Period and the Severance Pay, and stock options to which Employee is entitled to under the Service Agreement otherwise exceeds any payment, benefit, or other thing of value to which Employee might otherwise be legally entitled to receive from the Company.

13.Acknowledgement of Full Payments. Employee agrees that the Company has paid all of the salary, bonuses, fees, commissions, expense reimbursements, vacation, sick pay, holiday pay and all other employee benefits due and owing to Employee as a result of Employee’s employment with the Company, and that no other compensation or payments of any kind or nature is owed to Employee, other than as provided in this Agreement.

14.General Release.

In consideration of the compensation and benefits set forth herein, the receipt and adequacy of which are hereby acknowledged by Employee, Employee hereby releases and discharges the Company, and each of its respective present, former and future affiliates and related companies, as well as the shareholders, directors, trustees, officers, employees, attorneys, thereof, and all their heirs, successors, assigns, and agents (collectively, the “Company Releasees”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including, but not limited to, any claims relating to, or arising out of any aspect of Employee’s employment with the Company, or the termination of such employment, including without limitation:

(a)any and all claims under any laws of Denmark;

(b)any and all claims arising under laws within the United States, including federal, state, or local statute, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the New York State Executive Law, New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, and the New York City Administrative Code, the New Jersey Law Against Discrimination and the New Jersey Labor Law, all as amended;

(c)any and all claims arising under any other federal, state, or local labor law, civil rights law, or human rights law;

(d)any and all claims arising under common law, including, but not limited to, claims for defamation, libel, slander, false imprisonment, breach of contract, or tortious interference with business relations;

(e)any and all claims for monetary recovery, including but not limited to, severance pay, back pay, front pay, liquidated, compensatory and punitive damages, attorneys’ fees, disbursements and costs.

To the extent any claim is not releasable, Employee acknowledges that the payments and consideration received hereunder more than offset any monetary sums owing to Employee from any non-releasable claim. Nothing herein shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 15(c) or shall prevent Employee from enforcing the terms of this Agreement.

15.No Claims.

(a)Employee further represents that Employee has never commenced or filed and agrees not to commence, file, voluntarily aid or in any way prosecute or cause to be commenced or prosecuted against the Company Releasees any action, charge, complaint or other proceeding, subject to the provisions of Paragraph 15(c).

(b)In the event Employee files any civil complaint or commences any litigation of any kind that is covered by the release in this Agreement, Employee shall immediately tender back all consideration received under this Agreement and pay all of the attorney’s fees, expenses and costs incurred by the Company Releasees in connection with the complaint or action filed, provided that this sentence shall not apply to any claim by Employee that the waiver and release herein of any age discrimination claim was not knowing and voluntary under the ADEA. The Company Releasees shall also have the right of set-off against any obligation to Employee under this Agreement. In addition to the remedies noted above, the Company Releasees may pursue all other remedies available under law or equity to address Employee’s breach of this Agreement.

(c)Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration or other government agency charged with the enforcement of any law. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages or any personal relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) in connection with any such charge or complaint, as well as with regard to any charge, complaint or lawsuit filed by anyone else on Employee’s behalf, provided this shall not apply to certain claims filed with the Securities and Exchange Commission or with regard to any other claim not releasable as a matter of law. To the extent permissible by law, the Severance Payment will be credited against any sums received by the Employee pursuant to a claim not releasable as a matter of law.

16.Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by the Company of any liability, or of any unlawful, discriminatory, or otherwise wrongful acts whatsoever against Employee or any other person.

17.Knowing and Voluntary Waiver. Notwithstanding any other provision of this Agreement to the contrary:

(a)Employee agrees that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee may have against the Company Releasees.

(b)The Company hereby advises Employee to consult with an attorney, prior to executing this Agreement. Employee acknowledges that the Company has given Employee a reasonable period of time of at least 21 days in which to consider this Agreement before executing this Agreement. If Employee executes this Agreement at any time prior to the end of the 21-day period that the Company gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for 21 days. Employee has a period of seven days following Employee’s execution of this Agreement to revoke this Agreement by providing a letter to Sune R. Nyland, Vice President, General Counsel of Y-mAbs Therapeutics, Inc. (or his successor), stating Employee’s intent to revoke this Agreement. The Agreement shall become effective on the eighth day after Employee executes this Agreement, unless Employee revokes it prior thereto as afore-stated (“Effective Date”).

(c)Employee’s acceptance of the payments and/or benefits described in Paragraph 1, 3, 4, and 5 of this Agreement at any time subsequent to seven days after Employee’s execution of this Agreement, shall constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven days, and shall further constitute an admission by Employee that this Agreement has become effective and enforceable as of the Effective Date.

18.Non-Disclosure of Confidential Information. Employee agrees that Employee will not, without the prior written consent of the applicable Company Releasee, either directly or indirectly, transmit or disclose to any person or entity any Confidential Information (as defined below) or use any Confidential Information for Employee’s own benefit or the benefit of any other person or entity, or to the detriment of the Company Releasees, except this shall not prevent Employee from making statements to the extent required by applicable law to respond to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency; provided that Employee will provide the Company with prompt notice of any such legal requirement so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where disclosure is required by any governmental agency that directs Employee to refrain from notifying the Company or with regard to matters before the Securities and Exchange Commission. “Confidential Information” shall include all information specified in Paragraph 4.1 of the Service Agreement, in addition to any non-public or personal information pertaining to the Company Releasees disclosed to Employee or developed or learned by Employee during the course of or as a result of Employee’s employment with, or Employee’s provision of legal and other Service to, any of the Company Releasees, including, but not limited to information such as: (i) personnel data, including compensation, policies and benefits; (ii) corporate and personal financial information, (iii) corporate marketing plans and strategies; (iv) any legal issues, strategies or privileged information; and (iv) any business, personal or financial information relating in any way to the Company. Nothing in this Paragraph 17 shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 15(c).

19.Non-Disclosure of Agreement Terms. Subject to mandatory applicable local Danish law limitations, if any, the Employee agrees to keep all terms of this Agreement, and all facts and claims leading up to this Agreement’s negotiation and execution, confidential and shall not divulge or discuss them with anyone, except as required by law or to members of Employee’s immediate family, Employee’s attorney and accountant, if Employee assures that they will keep the terms strictly confidential. This shall not prevent Employee from making statements to the extent required by applicable law to respond to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency, provided that Employee will provide the Company with prompt notice of any such legal requirement so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where disclosure is required by any governmental agency that directs Employee to refrain from notifying the Company or with regard to matters before the Securities and Exchange Commission. Nothing in this Paragraph 19 shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 15(c).

20.Job Reference. The Company will respond to inquiries from other employers and outside entities regarding Employee. Responses to such inquiries will only confirm the accuracy of factual data concerning dates of employment and position held. The Company will not discuss the reasons for Employee’s termination or its evaluation of Employee’s performance.

21.Return of Company Property. Employee acknowledges that Employee has returned to the Company the building pass and all keys, along with Employee’s laptop computer, cell phone, any other documents or other items belonging to the Company in Employee’s possession, including all property and information specified in Paragraphs 4.2 and 6.2 of the Service Agreement. Employee further acknowledges that Employee has returned all intellectual property and computer passwords and account information and has kept no copies or any information belonging to the Company. Company agrees that the Employee can keep his mobile phone and number which is his personal property. The Company acknowledges that Employee’s Company issued laptop, keys and key cards have been delivered to the Company.

Pursuant to Paragraph 6.2 of the Service Agreement, during the Notice Period, Employee will receive compensation equal to the taxable value of Employee’s returned mobile phone and laptop in the amount of ($429/12) $36 per month.

22.Cooperation. Employee agrees to cooperate with the Company Releasees in connection with any claims, complaints, charges, actions, lawsuits or similar proceedings which may be brought against the Company Releasees at any time during the Notice Period, and thereafter at reasonable times and subject to Employee’s availability subsequent to the Termination Date. Employee will be available to cooperate fully with counsel or other representatives as needed, unless otherwise required by law. Employee also agrees to promptly notify Sune R. Nyland, Vice President, General Counsel or his successor, by telephone and in writing of any contacts by an attorney or third party relating to legal proceedings commenced or to be commenced against any of the Company Releasees. Employee agrees not to cooperate directly or indirectly in any way with any party bringing a claim against a Company Releasee, unless Employee’s action is required by law or governmental agency, in which case Employee shall promptly give notice to the Company of such legal requirement, so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where the action is required by a governmental agency that directs Employee to refrain from notifying the Company or in connection with a matter before the Securities and Exchange Commission. Nothing in this Paragraph 22 shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 15(c).

23.Non-Disparagement. Employee agrees that Employee will not, whether directly or indirectly, make any disparaging remarks, in writing, orally, or otherwise, about any of the Company Releasees, their business or personal practices, operations, or properties, except as may be required by law and agrees and recommits to Employee’s commitments on no disparagement as set forth in Paragraph 15.5 of the Service Agreement, which is incorporated by referenced herein. The Company’s Board or Executive Management will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Employee’s reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee, a representative of the Company, or the Company’s Board from making truthful statements or disclosures that are required by applicable law, regulation or legal process. This restriction is subject to and limited by Employee’s Retained Rights in Paragraph 15 above.

24.Insurance. Pursuant to Paragraphs 13.2 and 13.3 of the Service Agreement, Employee will be covered by the directors’ liability insurance of the Company and its affiliates for five (5) years following the Notice Period, and the Company shall not restrict the Employee from reporting any such claim directly to the insurer.

25.Indemnification. The Officer and Director Indemnification Agreement, dated as of February 5, 2018, by and between the Employee and the Company shall remain in full force and effect in accordance with its terms after the termination of the Service Agreement and the Notice Period.

26.Breach; Attorneys’ Fees. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages and injunctive relief. The parties will bear their own costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with any action brought to enforce or effect rights under this Agreement.

27.Entire Contract/Severability/Modification. This Agreement sets forth the entire agreement between Employee and the Company and supersedes in its entirety any and all prior agreements, understandings or representations with any Company Releasee relating to Employee’s employment or the subject matter hereof and may not be modified orally, except for the Equity Incentive Plan and those provisions of the Service Agreement incorporated by reference herein. Should any provision of this Agreement be found to be overbroad, or declared or determined by a court to be illegal or invalid, the court shall have the power to modify this Agreement so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby. Employee represents that in executing this Agreement, Employee does not rely on any statement or fact not set forth herein. This Agreement may not be modified except by a writing signed by both parties hereto.

28.Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed exclusively therein without regard to the choice of law provisions thereof. The parties expressly consent to the personal jurisdiction and venue of the state and federal courts located in New York for any lawsuit filed there against either party arising from or related to this Agreement. This Agreement will not be construed against any party on the ground that it was the drafter of the Agreement or any particular provision. All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

29.Notices. Any notice to be given hereunder will be deemed sufficient if given in writing and delivered either personally, via email, courier or overnight delivery service all with proof of delivery, or if sent by certified mail, return receipt requested, to the Company to the attention of Sune R. Nyland, Vice President, General Counsel, at 230 Park Avenue, Suite 3350, New York, NY 10169 (or his successor), and to Employee at [***].

30.Section 409A/Danish Tax. The intent of the Parties is that payments and benefits under this Agreement be exempt from or comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A. For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment. Any Danish tax implications of this Agreement for the Employee are of no concern to the Company.

31.Acknowledgement. Employee expressly acknowledges and agrees that Employee has carefully read this Agreement; that Employee fully understands the terms, conditions and significance of this Agreement; that the Company has advised Employee of Employee’s right to consult with an attorney concerning this Agreement; that Employee had a period of at least 21 days to review this Agreement with an attorney before executing it; that Employee had a period of seven days following execution of the Agreement to revoke this Agreement; and that Employee has executed this Agreement voluntarily, knowingly and with such advice of an attorney as Employee has deemed appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first indicated above.

Y-MABS THERAPEUTICS, INC. By:_/s/ Thomas Gad ________________ Name: Thomas Gad Title: Founder, President, Interim Chief Executive Officer and Head of Business Development & Strategy	CLAUS JUAN MØLLER SAN PEDRO By:_/s/ Claus Juan Møller San Pedro _____ Name:Claus Juan Møller San Pedro

[Signature Page to Claus Juan Møller San Pedro Severance Agreement]